Exhibit 99.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of May 4, 2012 (this “Agreement”), is entered into by and among Ecolab Inc., a Delaware corporation (the “Company”), and Cascade Investment, L.L.C. and Bill & Melinda Gates Foundation Trust (each, a “Holder” and together, the “Holders”).

WHEREAS, the Company and the Holders have entered into that certain agreement, dated as of the date hereof (the “Stockholder Agreement”); and

WHEREAS, in consideration for the Stockholder Agreement, the Company has agreed to provide the Holders with certain registration rights with respect to the Registrable Securities (as defined herein) as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Stockholder Agreement and herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions.  The following terms shall have the meanings ascribed to them below:

“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering either the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $1.00 per share, of the Company (and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a dividend, stock split, plan of recapitalization, reorganization, merger, sale of assets or otherwise).

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Person” has the meaning set forth in Section 3.01.

“Damages” has the meaning set forth in Section 3.01.

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” and “Holders” has the meaning set forth in the preamble to this Agreement, and shall include any Permitted Transferee that becomes a Holder pursuant to Section 4.05.

“Holders’ Counsel” has the meaning set forth in Section 2.03.

“Indemnified Party” has the meaning set forth in Section 3.03.

“Indemnifying Party” has the meaning set forth in Section 3.03.

“Initiating Holder” has the meaning set forth in Section 2.01(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Participating Holders” shall mean Holders participating in the registration relating to the Registrable Securities.

“Permitted Transferee” has the meaning set forth in Section 4.05.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, university, group, joint-stock company or other entity.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“register”, “registered” and “registration” shall mean any registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement.

“Registrable Securities” means, subject to the last sentence of this definition, shares of Common Stock beneficially owned by any of the Holders and not acquired in violation of the Stockholder Agreement.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or (ii) in the case of a Holder who is not an affiliate of the Company, such shares of Common Stock shall have been or all remaining Registrable Securities held by such Holder may immediately be sold under Rule 144 (or any similar provision then in force) under the Securities Act and without any volume or manner of sale restrictions.

“Registration Expenses” has the meaning set forth in Section 2.03.

“Registration Request” has the meaning set forth in Section 2.01(a).

“Registration Statement” means any registration statement of the Company on an appropriate registration form under the Securities Act that covers any of the Registrable Securities, including the prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Request Date” has the meaning set forth in Section 2.01(a).

“Request Notice” has the meaning set forth in Section 2.01(a).

“Scheduled Black-out Period” means any black-out period declared by the Company in connection with a quarterly earnings release in accordance with Company policy (as may be amended from time to time).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Registration Statement” means a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities. To the extent that the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

“Stockholder Agreement” has the meaning set forth in the preamble to this Agreement.

“Suspension Notice” has the meaning set forth in Section 2.06(a).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter of such registration, in the light of marketing factors (including an adverse effect on the per share offering price), be limited.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01           Demand For Registration; Underwritten Offering.

(a)        Requests for Registration.  Subject to the blackout provisions contained in Section 2.06 and the limitations set forth in this Section 2.01, a Holder or group of Holders (such Holder or group of Holders, the “Initiating Holder(s)”) shall have the right to require the Company to effect a registration with respect to Registrable Securities beneficially owned by such Initiating Holder(s) for an underwritten registration (which, for the avoidance of doubt, may be pursuant to a Shelf Registration Statement as determined by the Initiating Holder(s)) under the Securities Act (a “Registration Request”) by delivering a written request therefor (a “Request Notice”) to the Company specifying the number of Registrable Securities to be included in such underwritten registration by the Initiating Holder(s).  In no event shall the Initiating Holder(s) make a Registration Request under this Section 2.01(a) to offer in the aggregate less than Registrable Securities that constitute three percent (3%) of the Company’s outstanding Common Stock as of the date of the Request Notice (the “Request Date”).  As soon as practicable after the receipt of a Registration Request, the Company shall (i) give written notice of such request to all other Holders and (ii) use commercially reasonable efforts to effect the registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that have been requested to be registered in the Registration Request or by any other Holder by written notice to the Company given within fifteen (15) Business Days after the date the Company delivered such Holders notice of the Registration Request.  Any registration requested by a Holder or Holders pursuant to this Section 2.01(a) is referred to in this Agreement as a “Demand Registration”.  The Company shall not be obliged under this Section 2.01(a) to effect more than (A) one (1) Demand Registration during any nine-month period or (B) a total of three (3) Demand Registrations on behalf of the Holders.  For the avoidance of doubt, the Company, at its sole option, may elect to utilize an existing Registration Statement for the purpose of registering any Registrable Securities covered by a Demand Registration.

(b)        Underwriting.  Unless effected pursuant to a Shelf Registration Statement, the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten public offering only. The managing underwriter to administer the offering in connection with any such Demand Registration will be chosen by the Company, subject to the prior written consent, not to be unreasonably withheld, conditioned, or delayed, of the Initiating Holder(s).  The Initiating Holder(s) may designate a co-managing underwriter in connection with any such Demand Registration, subject to the prior written consent, not to be unreasonably withheld, conditioned, or delayed, of the Company.   The right of any Participating Holder other than the Initiating Holder(s) to registration pursuant to this Section 2.01 will be conditioned upon such holder agreeing to the method of distribution being proposed by the Initiating Holder(s) and, in the case of an underwritten offering, agreeing to such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting.  If applicable, the Company and the Participating Holder(s) shall enter into an underwriting agreement in customary form with the managing Underwriter, which underwriting agreement shall have substantially the same indemnification provisions as set forth in this Agreement.

(c)        Priority on Demand Registration.  If, in connection with a Demand Registration, the managing Underwriter gives written advice to the Company of an Underwriters’ Maximum Number, then the Company shall so advise all Initiating Holder(s) and the Company will be required to include in such registration only the Underwriters’ Maximum Number, which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Initiating Holder(s), pro rata on the basis of the aggregate number of Registrable Securities owned by all Initiating Holder(s) who have delivered written requests for registration pursuant to this Section 2.01, (ii) second, Registrable Securities of any other Participating Holders, pro rata on the basis of the aggregate number of Registrable Securities owned by all such Participating Holders who have delivered written requests for registration pursuant to this Section 2.01, (iii), third, any shares of Common Stock to be sold by the Company and (iv) fourth, any shares of Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company, pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

(d)        Effected Demand Registration.  An offering pursuant to Section 2.01(a) shall not be counted as a Demand Registration for purposes of the second to last sentence of Section 2.01(a) unless such offering is completed, except that in the event (i) the Company has made substantial efforts to effect an offering pursuant to a Registration Request and such offering is not completed due to action or non-action of the Holders or (ii) the offering contemplated by a Registration Request does not close within 180 days of the date on which the applicable Registration Statement has been declared effective by the SEC despite the commercially reasonable efforts of the Company, such offering will be so counted as a Demand Registration and the Company shall have no further obligations to effect such offering.

Section 2.02           Piggyback Registration.

(a)        Notice of Piggyback Registration.  If the Company proposes to register any of its equity securities under the Securities Act either for the Company’s own account or for the account of any of its stockholders (other than (A) securities to be issued solely in connection with any acquisition of or business combination with any entity or business, (B) securities issuable solely upon the exercise of stock options, (C) securities issuable solely pursuant to employee benefit plans, (D) securities issuable in connection with an exchange offer, (E) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement, or (F) for Initiating Holder(s) pursuant to Section 2.01 hereof entitled to participate in a registration) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company will give written notice to all Holders of such proposal not later than the earlier to occur of (i) the seventh (7th) Business Day following the receipt by the Company of notice of exercise of any registration rights by any Persons, and (ii) the fifteenth (15th) Business Day prior to the anticipated filing date of such Piggyback Registration.

(b)        Piggyback Rights.  Subject to the provisions contained in Section 2.02(c), the Company will be required to use commercially reasonable efforts to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than ten (10) Business Days following delivery of the notice from the Company specified in Section 2.02(a).

(c)        Priority on Piggyback Registrations.  If a Piggyback Registration is an underwritten registration, and the managing underwriter shall give written advice to the Company of an Underwriters’ Maximum Number, then securities will be included in the following order of priority: (i) equity securities proposed to be included in such Piggyback Registration by the Company for its own account, or on the account of such holder or holders for whom or for which the registration was originally being effected pursuant to demand or other registration rights, as applicable, and (ii) if the Underwriters’ Maximum Number exceeds the number of securities proposed to be included pursuant to clause (i), then such excess, up to the Underwriters’ Maximum Number, shall be allocated pro rata among any Participating Holders and any holders of other piggyback registration rights on the basis of the number of securities requested to be included therein by each such Holder or other Person.

(d)        Selection of Underwriter(s).  If the Piggyback Registration is proposed to be underwritten, the Company will so advise the Holders in the notice referred to in Section 2.02(a).  In such event, the right of any Holder to registration pursuant to this Section 2.02 will be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting.  The Company, or the holder or holders for whom or for which such registration was originally being effected pursuant to demand or other registration rights, as applicable, shall have the sole right to select the investment banker(s) and managing underwriter(s) in any such underwritten Piggyback Registration.

Section 2.03           Registration Expenses.  In connection with registrations pursuant to Section 2.01 or 2.02 hereof, the Company shall pay the following registration costs and expenses incurred in connection with the registration thereunder (the “Registration Expenses”): (i) registration and filing fees and expenses, including, without limitation, those related to filings with the Commission, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) reasonable processing, duplicating and printing expenses, including, without limitation, expenses of printing any prospectuses or issuer free writing prospectuses reasonably requested by any Participating Holder, (iv)  the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (v) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, including, without limitation, fees and expenses of The New York Stock Exchange, (vi) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (vii) fees and expenses, if any, incurred with respect to any filing with FINRA, (viii) any documented out-of-pocket expenses of the Underwriter(s) incurred with the approval of the Company, (ix) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (x) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), and (xi) fees and expenses of any special experts retained by the Company in connection with such registration. Each Participating Holder shall be responsible for any underwriting fees, discounts or commissions as well as disbursements to counsel for any Participating Holder (“Holders’ Counsel”) attributable to the sale of Registrable Securities pursuant to a Registration Statement.

Section 2.04           Registration Procedures.  In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Participating Holder advised in writing as to the initiation of each registration and as to the completion thereof.  In connection with any such registration (in each case, to the extent applicable):

(a)        The Company shall prepare and file with the Commission a Registration Statement with respect to such Registrable Securities (which, for the avoidance of doubt, may be a Shelf Registration Statement) and use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable, or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective Registration Statement and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective or such prospectus supplement current, until (i) in the case of a Shelf Registration, the earlier of (A) 180 days after the effective date, (B) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (C) the first date on which no Registrable Securities remain outstanding and (ii) in the case of any Registration Statement not related to a Shelf Registration, the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (B) the expiration of ninety (90) days after such registration statement becomes effective.

(b)        The Company will prepare and file with the Commission such amendments and supplements to the Registration Statement, prospectus, prospectus supplement or any issuer free writing prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act applicable to it with respect to the disposition of Registrable Securities covered thereby for the period set forth in Section 2.04(a).

(c)        Prior to filing a Registration Statement, a prospectus or any issuer free writing prospectus or any amendment or supplement to such Registration Statement, prospectus or issuer free writing prospectus, the Company will make available to (i) each Participating Holder, (ii) Holders’ Counsel and (iii) each Underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment or supplement as proposed to be filed, together with any exhibits thereto, and thereafter, furnish to such Participating Holders, Holders’ Counsel and Underwriters, if any, such reasonable number of copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment and supplement thereto, without charge, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Participating Holder, Holders’ Counsel or Underwriters may reasonably request in order to permit the Participating Holders and Holders’ Counsel sufficient time to review and comment on the same and facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement.

(d)        The Company will promptly notify each Participating Holder of any stop order issued or threatened by the Commission and, if entered, use commercially reasonable efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e)        On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder reasonably requests and do any and all other lawful acts and things which may be necessary or advisable to enable the Participating Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective while the Registration Statement effective; provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f)         The Company will notify each Participating Holder, Holders’ Counsel and the Underwriter promptly and confirm such notice in writing, (i) when any prospectus, prospectus supplement, post-effective amendment or issuer free writing prospectus has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, prospectus or issuer free writing prospectus for additional information to be included in any Registration Statement, prospectus or issuer free writing prospectus, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the occurrence of any event that makes any statement made in a Registration Statement or any related prospectus or issuer free writing prospectus or any document incorporated or deemed to be incorporated by reference therein untrue in a material way or that requires the making of any changes in such Registration Statement, prospectus, issuer free writing prospectus or documents so that such documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement, prospectus or issuer free writing prospectus not misleading in light of the circumstances in which they were made; and, in the case of clauses (ii) and (iv), as promptly as practicable thereafter, prepare and file with the Commission a supplement or amendment to such Registration Statement, prospectus or issuer free writing prospectus so that such Registration Statement, prospectus or issuer free writing prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, in the case of clause (iii), use its reasonable best efforts to obtain the withdrawal of such suspension of qualification as promptly as practicable.  Each Participating Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g)        The Company will furnish customary closing certificates and other deliverables to the Underwriter(s) and the Participating Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(h)        The Company shall use commercially reasonable efforts to ensure the obtaining of all necessary approvals from FINRA.

(i)         The Company shall use its reasonable best efforts to furnish to the lead underwriter, addressed to the underwriters, (1) an opinion of counsel for the Company (which may be the Company’s General Counsel), dated the effective date of the registration statement and the closing of the sale of any securities thereunder, as well as a consent to be named in the registration statement or any prospectus thereto, and (2) comfort letters as well as an audit opinion and consent to be named in the registration statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement covering substantially the same matters with respect to the registration statement (and the prospectus or any issuer free writing prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an underwritten public offering of securities.

(j)         The Company shall make available for inspection by any Participating Holder, any underwriter participating in the disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by any such Participating Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by such Participating Holder, underwriter, attorney, accountant or agent in connection with the Registration Statement, subject to confidentiality agreements with third persons, matters covered by attorney/client privilege and attorney work product doctrine and protecting proprietary information.

Section 2.05           Participating Holders’ Obligations.  The Company may require each Participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including, without limitation, all such information as may be requested by the Commission.  Each Participating Holder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.04(f)(ii) through (iv) hereof, such Participating Holder will forthwith discontinue the offering or selling of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus or issuer free writing prospectus contemplated by Section 2.04(f) hereof, and, if so directed by the Company, such Participating Holder will deliver to the Company all copies, other than permanent file copies then in such Participating Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Participating Holder, of the most recent prospectus or issuer free writing prospectus covering such Registrable Securities at the time of receipt of such notice.

Section 2.06           Blackout Provisions.

(a)        Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the Participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may, if permitted by the provisions of the following sentence, (1) postpone effecting a registration under this Agreement, or (2) require such addressee to refrain from the offering or selling of Registrable Securities under the registration, in either case for a period of no more than 180 consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed).  The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause 2 of this Section 2.06(a) if (w) the Company in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, (x) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company, (y) the Company in good faith otherwise determines that it would be materially detrimental to the Company or its security holders for such registration to be effected at such time, or (z) during any Scheduled Black-Out Period (except, in the case of this clause (z), only for the duration of such Scheduled Black-Out Period).

(b)        If the Company shall take any action pursuant to clause 2 of Section 2.06(a) with respect to any Participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 2.06(a), the Company shall require such Person to refrain from the offering or selling of Registrable Securities owned by such Person.

Section 2.07           Clear Market Periods.

(a)        In the event of a registration by the Company involving the offering and sale by the Company of equity securities (including without limitation Common Stock) or securities convertible into or exchangeable for its equity securities (including without limitation Common Stock), the Holders agree, if and to the extent requested in writing by the Company (or, in the case of an underwritten public offering, by the managing underwriter or underwriters), not to effect any public sale or distribution (excluding any sale pursuant to Rule 144 under the Securities Act) of any securities (except, in each case, as part of the applicable registration, if permitted) which securities are the same as or similar to those being registered in connection with such registration, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven days before, and ending 60 days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after the effective date of the Registration Statement filed in connection with registration; provided that, if such registration is to be effected pursuant to a Shelf Registration Statement, such 60-day period shall begin upon the earlier of (i) the filing with the SEC of a preliminary prospectus supplement relating to such registration or (ii) the filing of a final prospectus supplement relating to any such registration.

(b)        In the case of a registration of a class of Registrable Securities pursuant to Section 2.01, the Company agrees, if and to the extent requested in writing by the holders of a majority of such class of Registrable Securities to be sold pursuant to the such registration (or, in the case of an underwritten public offering, by the managing underwriter or underwriters in such underwritten public offering), not to effect (or register for sale) any public sale or distribution of any securities which are the same as or similar to those being registered, or which are convertible into or exchangeable or exercisable for such securities, during the period beginning seven days before, and ending 60 days (or such lesser period as may be permitted by such holders or such underwriter or underwriters) after the effective date of the Registration Statement filed in connection with registration; provided that, if such registration is to be effected pursuant to a Shelf Registration Statement, such 60-day period shall begin upon the earlier of (i) the filing with the SEC of a preliminary prospectus supplement relating to such registration or (ii) the filing of a final prospectus supplement relating to any such registration.  Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if the same (A) is made pursuant to registration on Form S-4 or S-8 or any successor form to such forms or (B) as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement.

ARTICLE III

INDEMNIFICATION

Section 3.01           Indemnification by the Company.  With respect to each Registration which has been effected pursuant to Section 2.01 or Section 2.02, the Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder and each of its managers, members, partners, officers, directors, employees and agents, and each Person, if any, who controls such Participating Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, partners, officers, directors, employees and agents of such controlling Person (each such Person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Participating Holder, and any such Covered Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including any prospectus or issuer free writing prospectus) (or any amendment or supplement thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading, and shall reimburse such Participating Holder and each such Covered Person for any legal and other expenses reasonably incurred by such Participating Holder or Covered Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus, issuer free writing prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by any Participating Holder or Covered Person for use therein.

Section 3.02           Indemnification by the Participating Holders.  Each of the Participating Holders agree, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, employees, agents, each underwriter and each Person, if any, who controls the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, partners, officers, directors, employees and agents of such Person, to the same extent as the foregoing indemnity from the Company to the Participating Holders, for information related to the Participating Holders or a Covered Person, or their plan of distribution, furnished in writing by the Participating Holders or any Covered Person to the Company for use in any Registration Statement, prospectus or issuer free writing prospectus, or any amendment or supplement thereto, or any preliminary prospectus.  No Holder shall be required to indemnify any Person pursuant to this Section 3.02 for any amount in excess of the net proceeds of the Registrable Securities sold for the account of such Holder.

Section 3.03           Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 3.01 or 3.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action.  The failure to notify the Indemnifying Party in accordance with the preceding sentence shall not relieve the Indemnifying Party from any liability that it may have to an Indemnified Party under Section 3.01 or 3.02, except to the extent that the Indemnifying Party is prejudiced thereby.  If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.  Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

ARTICLE IV

MISCELLANEOUS

Section 4.01           Holdback.  If requested by the underwriters managing any underwritten offering in which any Registrable Securities are eligible to be sold (without giving effect to any Underwriters’

Maximum Number), without the prior written consent of the underwriter for such offering during the period specified by such underwriter, which period shall not exceed fourteen (14) days prior to or sixty (60) days following the effective date of the applicable registration, each Holder will agree with such underwriter and the other holders of Registrable Securities not to transfer any Common Stock or any other equity securities of the Company.

Section 4.02           Limitations on Transfer.  The provisions of Section 4 of the Stockholder Agreement will apply to any transfers of Registrable Securities pursuant to this Agreement or any registered offering.

Section 4.03           Suspension of Registration Rights and Termination.

(a)        The rights and obligations of the parties under this Agreement shall be suspended and of no force and effect during the period from the date hereof until the initial acquisition by the Cascade Parties (as defined in the Stockholder Agreement) of “beneficial ownership” (as defined in the Stockholder Agreement) of, in the aggregate, fifteen percent (15%) or more of outstanding shares of Common Stock.

(b)        The rights granted under this Agreement shall terminate upon the earlier of (i) the termination of the Stockholder Agreement or (ii) the date that the Registrable Securities represent less than two percent (2%) of the then-outstanding Common Stock.

(c)        Notwithstanding anything contained in this Agreement, the rights of the Holders and the obligations of the Company under Article II of this Agreement shall be suspended and of no force and effect in the event and for so long as a Cascade Party (as defined in the Stockholder Agreement) is in breach of the terms and conditions of the Stockholder Agreement.

Section 4.04           Amendment and Modification.  This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the Company and each Holder, provided that the addition of a permitted assign as a Holder hereunder shall not constitute an amendment or modification for purposes of this Section 4.04.

Section 4.05           Assignment; Binding Effect; Entire Agreement.  The rights and obligations hereunder may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder, effective only for so long as such transferee remains a controlled affiliate of a Holder as of the date hereof (a “Permitted Transferee”) without the consent of the Company or the other Holders.  Such assignment shall be effective upon receipt by the Company of (x) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (y) a written agreement from the Permitted Transferee to be bound by all of the terms of this Agreement.  Upon receipt of the documents referenced in (x) and (y) above, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Agreement.  Except as set forth above, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to the subject matter hereof.

Section 4.06           Severability.  In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 4.07           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including fax or similar writing) and shall be given to:

if to the Company:

Ecolab Inc.
370 Wabasha Street North
Saint Paul, Minnesota 55102
Attn:       James J. Seifert
                 Executive Vice President, General Counsel and Secretary
Phone:    (651) 293-2981
Fax:         (651) 293-2471

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attn:       Charles W. Mulaney, Jr.
Phone:    (312) 407-0700
Fax:         (312) 407-0411

if to the Holders:

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA 98033
Attn:       General Counsel
Phone:    (425) 889-7900
Fax:         (425) 803-0758

or such other address or fax number as such party may hereafter specify for the purpose of giving such notice to such party.  Each such notice, request or other communication shall be deemed to have been received (a) if given by fax, when such fax is transmitted to the fax number specified pursuant to this Section 4.07 and appropriate confirmation is received, or (b) if given by any other means, when delivered in person or by overnight courier.

Section 4.08           Headings.  The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

Section 4.09           Counterparts.  This Agreement may be executed via facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 4.10           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.  Each of the parties hereto (a) consents to the exclusive personal jurisdiction and venue in any action to enforce this Agreement in the federal or state courts located in Wilmington, Delaware;  (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;  and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the federal or state courts located in Wilmington, Delaware.  Each of the parties hereto waives any right to trial by jury with respect to any action, suit or proceeding arising out of or related to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name: Douglas M. Baker, Jr.
Title: Chairman and CEO

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson
Name: Michael Larson
Title: Business Manager

BILL & MELINDA GATES FOUNDATION TRUST

By:	/s/ Michael Larson
Name: Michael Larson
Title: Investment Manager